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Exhibit 10.22










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                                MACROMEDIA, INC.
                              EMPLOYMENT AGREEMENT

         This Agreement is made effective as of the 17th day of February 1997, between Macromedia, Inc., a Delaware corporation ("Macromedia"), and John C. Parsons, Jr. ("Executive").

         WHEREAS, Macromedia is engaged in the business of developing and marketing certain computer software; and

         WHEREAS, Macromedia desires to secure the services of Executive as Chief Financial Officer, and Executive desires to perform such services for Macromedia, on the terms and conditions as set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

         1. Duties. Executive shall have such duties as the President of Macromedia may from time to time prescribe consistent with Executive's position as Chief Financial Officer of Macromedia. Executive shall devote his full time, attention, energies and best efforts to the business of Macromedia based in San Francisco, California, and shall not during his period of employment as Chief Financial Officer of Macromedia engage in any other business activity, whether or not such business activity is pursued for gain, profit of other pecuniary advantage. This Section 1 shall not be construed as preventing Executive from investing his assets in such form and manner as will not require any substantial services on his part in the operation of the affairs of the business entities in which such investments are made.

         2. Compensation. Macromedia shall pay and Executive shall accept, as full consideration for the services to be rendered hereunder, compensation consisting of the following:

                 2.1 Base Salary. $200,000 per year in base salary, payable in installments twice per month, with such deductions or withholdings which are required by law.

                 2.2 Bonus. A target bonus of $100,000 per year based on attainment of 100% of the Macromedia Executive Bonus Plan objectives, as established each year by the Board of Directors. The Macromedia Executive Bonus Plan objectives for fiscal 1997 have been provided to Executive. For the balance of fiscal 1997, Executive will be paid a prorata bonus based on the target bonus amount.

                 2.3 Stock Options. Macromedia will grant Executive non-qualified options to purchase 200,000 shares of Macromedia common stock under the Macromedia 1992 Equity Incentive Plan. The exercise price for such options will be the fair market value of Macromedia common stock on the date of grant by the Compensation Committee. Because Macromedia is in the process of obtaining stockholder approval for an increase in the number of shares available under the 1992 Equity Incentive Plan, options to purchase 100,000 of the 200,000 shares will be


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subject to the approval of such increase by the stockholders, which is currently expected to occur on March 3, 1997. The options will have a maximum term of ten (10) years, subject to earlier termination 180 days after the date of Executive's termination of service with Macromedia or any successor entity. The options will vest as to 25% of the option shares (50,000 shares) at the end of twelve (12) full months of continuous service with Macromedia. Thereafter the options will vest in a series of thirty-six (36) successive equal monthly installments over Executive's period of service with Macromedia, with each monthly installment equal to 1/48th of the total number of shares in the options (4,166,67 shares) on the seventeenth day of each month thereafter over the thirty-six (36) month period. For purposes of such options, the Executive will be deemed to continue in service with Macromedia for so long as he renders services as an employee, director or independent consultant to Macromedia or any parent or subsidiary corporation. Macromedia shall register the shares issuable under the options on a Form S- 8 registration statement prior to the initial vesting date thereunder and shall keep such registration statement in effect for the entire period the options thereafter remain outstanding. The stock options shall be evidenced by a stock option agreement which shall contain the terms in effect for employee nonqualified stock options granted under the Macromedia 1992 Equity Incentive Plan.

                 2.4 Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of Macromedia or serves or served any other corporation fifty percent (50%) or more owned or controlled by Macromedia in any capacity at Macromedia's request, Executive shall be indemnified by Macromedia, and Macromedia shall pay Executive's related expenses when and as incurred, all to the fullest extent permitted by law.

         3. Benefits. Executive shall be entitled to and shall receive such pension, profit sharing and fringe benefits such as hospitalization, medical, life and other insurance benefits, vacation, sick pay and short-term disability as the Board of Directors of Macromedia may, from time to time, determine to provide for the key Executives of Macromedia.

         4.      Executive Proprietary Information and Inventions Agreement.
As part of the consideration between the parties for this Agreement, Executive hereby agrees to enter into Macromedia's Proprietary Information and Inventions Agreement contemporaneously with the execution of this Agreement.

         5. Termination. Executive's employment as Chief Financial Officer of Macromedia shall terminate immediately upon Executive's receipt of written notice by Macromedia, upon Macromedia's receipt of written notice by Executive, or upon Executive's death.

         6. Surrender of Records and Property. At the time of termination of Executive's employment, Executive shall deliver promptly all equipment, records, manuals, books, data tables or copies thereof regardless of the underlying media upon which such materials are recorded which are property of Macromedia and which are under Executive's possession and control.

         7. Benefits Upon Termination as Chief Financial Officer. Except in connection with a termination for Cause (as defined in Subsection 7.2) or a voluntary termination by Executive for other than Good Reason (as defined in Subsection 7.3), Macromedia shall provide Executive



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with termination benefits upon his termination by Macromedia as Chief Financial
Officer of Macromedia irrespective of the cause of the termination, as follows:

                 7.1 Termination Benefits. During a period of time beginning on the date of Executive's termination as Chief Financial Officer of Macromedia and ending three months from such date, Executive's base salary at the time of termination shall continue to be paid by Macromedia in installments twice per month with applicable deductions or withholdings, and Executive shall also be entitled to a prorated portion of any quarterly bonus payment at the target plan during that three-month period. Executive shall also be entitled to participate in any plans or other employee benefit arrangements which are generally available to employees or executives of Macromedia during such period other than any Macromedia tax-qualified pension or profit-sharing plans or the employee stock purchase plan. Under no circumstances shall Macromedia be obligated to make any payments or continue benefits beyond the three-month period after his termination by Macromedia as Chief Financial Officer of Macromedia. Prior to the payment of any termination benefits under this
Section 7 or Section 8, Executive and Macromedia will enter into a mutual general release; provided, however, that such release shall not extend to any subsequent claims Executive may have with respect to those termination benefits.

                 7.2 Circumstances Under Which Termination Benefits Would Not Be Paid. Macromedia shall not be obligated to pay Executive the termination benefits described in Subsection 7.1 above if Executive's employment as Chief Financial Officer of Macromedia is terminated for Cause. For purposes of this Agreement, "Cause" shall be limited to (1) Executive's conviction of any felony under federal or state law, or any fraud, misappropriation or embezzlement or act of dishonesty; or (2) Executive's commission of a material violation of the Executive's Proprietary Information and Inventions Agreement. In addition, Executive shall not be entitled to any termination benefits under Subsection 7.1 if he voluntarily terminates his service with Macromedia other than for Good Reason as determined under Subsection 7.3.

                 7.3 Constructive Termination. Notwithstanding anything in this Section 7 to the contrary, Executive's employment as Chief Financial Officer of Macromedia will be deemed to have been terminated by Macromedia (a "Constructive Termination") and Executive will be deemed to have Good Reason for voluntary termination of his employment hereunder ("Good Reason"), if there should occur:

                 (A) a material adverse change in Executive's position causing it to be of materially less stature or responsibility without Executive's written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no longer serves as Chief Financial Officer of a publicly traded company, unless Executive consents in writing to such change,

                 (B) a reduction, without Executive's written consent, in his level of compensation (including base salary and fringe benefits) by more than ten percent (10%) or a reduction by more than ten percent (10%) in his target bonus formula under any performance-based executive incentive plans, or

                 (C) a relocation of his principal place of employment by more than 50 miles.



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         8.      Change in Control Benefits

                 Should there occur a Change in Control (as defined below), then the following provisions shall become applicable:

                 (A) During the period (if any) following a Change in Control that Executive continues as Chief Financial Officer of Macromedia without a Constructive Termination, then the terms and provisions of this Agreement shall continue in full force and effect, and Executive shall continue to vest in his outstanding stock options

                 (B) In the event of (x) a Constructive Termination of Executive's employment as Chief Financial Officer of Macromedia at or at any time after a Change in Control or (y) the Executive voluntarily terminates his employment as Chief Financial Officer of Macromedia within one hundred eighty
(180) days following a Change in Control, the following benefits shall become due and payable:

                          (i)     Executive's base salary in effect immediately
prior to his termination as Chief Financial Officer of Macromedia shall continue to be paid for a twelve-month period by Macromedia or the successor entity in installments twice per month with applicable deductions or withholdings, and Executive shall also be entitled to quarterly bonus payments at the target plan (or any successor plan) during that twelve-month period, with such bonus payments to be not less than $100,000 in the aggregate for such period. Macromedia or any successor entity shall be obligated to continue Executive's service in one or more other capacities, but Executive shall have complete discretion in determining whether he is to render such service as a part time employee or independent consultant. Executive shall also be entitled to participate in any plans or other employee benefit arrangements which are generally available to employees or executives of Macromedia during such period other than any Macromedia tax-qualified pension or profit-sharing plans or the employee stock purchase plan.

                          (ii)    Executive's options shall immediately become
exercisable and vest with respect to that number of option shares for which those options would have otherwise vested over the full vesting term of the options had Executive continued his employment under this Agreement. The options as so accelerated shall remain exercisable for a period of 180 days following the later of (a) the date of Executive's termination of service as Chief Financial Officer of Macromedia or (b) the date of such option acceleration.

                 For purposes of this Section 8, a Change of Control shall be deemed to occur upon:

                 (I) the sale, lease, conveyance or other disposition of all or substantially all of Macromedia's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert,

                 (II) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any person, entity or group acting in concert, becoming the "beneficial owner" (as defined in Rule 13d-3



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under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% percent of the aggregate voting power of all classes of common equity stock of Macromedia, or

                 (III) a liquidation and winding up of the business of Macromedia.

         9.      Arbitration.

                 9.1 Except for proceedings seeking injunctive relief, including, without limitation, allegations of misappropriation of trade secrets, copyright or patent infringements, or breach of any anti-competition provisions of this Agreement, any controversy or claim arising out of or in relation to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
Arbitration of this Agreement shall include claims of fraud or fraud in the inducement relating to this Agreement. Arbitration further includes all claims, regardless of whether the dispute arises during the term of the Agreement, at the time of termination or thereafter.

                 9.2 Either party may initiate the arbitration proceedings, for which the provision is herein made, by notifying the opposing party, in writing, of its demand to arbitrate. In any such arbitration there shall be appointed one arbitrator who shall be selected in accordance with the AAA Commercial Arbitration Rules. The place of arbitration shall be San Francisco, California. The law applicable to the dispute shall be the laws of the State of California. Accordingly, the California Uniform Arbitration Act shall apply to the interpretation of the arbitration procedure; pursuant thereto, the arbitrator's powers shall include, without limitation, the power to issue subpoenas for the attendance of witnesses for hearing or deposition, and for other production of books, records, documents or other evidence pursuant to California law.

                 9.3 The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or plead to the arbitrator; that the arbitrator shall be the final judge of both law and fact in arbitration of disputes arising out of or relating to this Agreement, including the interpretation of the terms of this Agreement. The parties further agree it shall be the sole and exclusive duty of the arbitrator to determine the arbitrability of issues in dispute and that neither party shall have recourse to the court for such a determination.

         10.     General.

                 10.1 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

                 10.2 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so



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amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

                 10.3 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the President of Macromedia as its principal corporate address, and to Executive at his most recent address shown on Macromedia's corporate records, or at any other address which he may specify in any appropriate notice to Macromedia.

                 10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

                 10.5 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement and the referenced stock option agreement and Proprietary Information and Inventions Agreement constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

                 10.6 Assignment and Successors. Macromedia shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of Macromedia. The rights and obligation of Macromedia under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Macromedia.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MACROMEDIA, INC.                                   ACCEPTED BY EXECUTIVE

By: /s/ Robert K. Burgess                          /s/ John C. Parsons, Jr.
    ---------------------                          -------------------------
                                                   John C. Parsons, Jr.
Name:  Robert K. Burgess
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Title:  President
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